Exhibit (k)(4)

FIRST AMENDMENT TO THE STONE RIDGE TRUST VIII

TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”), is effective as of as of July 1, 2024 (the “Effective Date”), to the Transfer Agent Servicing Agreement, dated February 27, 2023 (the “Agreement”), by and between STONE RIDGE TRUST VIII, a Delaware statutory trust (the “Trust”) on behalf of its series, Stone Ridge Art Risk Premium Fund, (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend Exhibit A of the Agreement to update fees; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

STONE RIDGE TRUST VIII, on behalf of its series,

Stone Ridge Art Risk Premium Fund

By: /s/ Leson Lee
Name: Leson Lee
Title: Assistant Treasurer
Date: 9/16/2024

U.S. BANCORP FUND SERVICES, LLC

By: /s/ Greg Farley
Name: Greg Farley
Title: SVP
Date: 9/16/2024